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                                                                     EXHIBIT 99



600 Powers Building, 16 West Main Street, Rochester, New York 14614-1601
                                                                   585-454-1250

FOR IMMEDIATE RELEASE                            CONTACT:  Mark W. Leunig
                                                 Director of Investor Relations
                                                 (585) 454-1250



              GENESEE CORPORATION FILES PRELIMINARY PROXY STATEMENT
                             FOR REVERSE STOCK SPLIT

         ROCHESTER, NEW YORK, December 24, 2002 -- Genesee Corporation (NASDAQ/NMS: GENBB) announced today that it has filed with the Securities and Exchange Commission ("SEC") a preliminary proxy statement for a proposed 1 for 500 reverse split of the Corporation's Class A and Class B common stock. The reverse stock split is intended to reduce the number of shareholders of Class B common stock to less than three hundred, which would allow the Corporation to terminate its status as a reporting company under the Securities Exchange Act of 1934. Termination of reporting company status will allow the Corporation to avoid the administrative costs and operating expense associated with being a public company as the Corporation winds up its affairs under the plan of liquidation and dissolution adopted by shareholders in October 2000.

         Under the terms of the preliminary proxy statement, the Corporation would pay cash to shareholders who own less than 500 shares of Class A or Class B common stock in lieu of issuing them fractional shares. The Corporation currently expects to pay $8.60 per share on a pre-split basis for each share of Class A and Class B common stock repurchased in lieu of issuance of fractional shares. This amount is based on a determination of the fair value of the Corporation's Class A and Class B common stock as of December 13, 2002 prepared by an independent valuation expert. This amount differs from the net assets in liquidation per share of $9.10 reported by the Corporation as of October 26, 2002 under SEC rules and generally accepted accounting


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 principles governing the
liquidation basis of accounting utilized by the Corporation. The valuation analysis and determination at fair value per share will be updated prior to the proxy solicitation, which may result in adjustment of the amount payable to shareholders in lieu of fractional shares.

         The Corporation currently expects to complete the reverse stock split and repurchase of stock in lieu of issuance of fractional shares in the fourth quarter of its fiscal year ending May 3, 2003.

FORWARD-LOOKING STATEMENTS

         Statements made in this news release about a proposed reverse stock split and the amount that would be paid in lieu of issuance of fractional shares are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to a number of significant risks and uncertainties, and there can be no assurance that the expectations reflected in those statements will be realized or achieved. Such risks and uncertainties include, without limitation, the amount and timing of payments to the Corporation by High Falls Brewing Company LLC ("High Falls") under a promissory note held by the Corporation; the possible extension of payment or renegotiation of terms as a result of the payment default by High Falls under that note; the risk of default by High Falls on its other obligations under that note; possible contingent liabilities and post-closing indemnification and other obligations arising from the sale of the Corporation's brewing, foods and equipment leasing businesses and other assets; the risk that federal, state or local taxing authorities will audit the tax returns filed by the Corporation to report the sale of its brewing, foods and equipment leasing businesses and other assets resulting in additional taxes being assessed against the Corporation; the risk that income, sales, use and other tax returns filed by the Corporation prior to the divestiture of its brewing, foods and equipment leasing businesses might be audited by federal, state or local taxing authorities resulting in additional taxes being assessed against the Corporation; the risk that the Corporation may not be able to realize its current estimate of the net value of its assets; the risk that the Corporation may have underestimated the settlement expense of its obligations and liabilities, including without limitation, its estimates of self-insured workers compensation liability, accrued compensation, and tax liabilities; and risks associated with the liquidation and dissolution of the Corporation, including without limitation, settlement of the Corporation's liabilities and obligations, costs incurred in connection with carrying out the plan of liquidation and dissolution, the amount of income earned during the liquidation period on the Corporation's bond portfolio and investments in money market


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funds, risks that the market value of the Corporation's bond portfolio could decline, risks associated with investment in bonds and money market funds in the current low interest rate environment, and the actual timing of the winding up and dissolution of the Corporation. Rules governing liquidation accounting require the Corporation to estimate the net value of assets in liquidation. The amount proposed to be paid in lieu of issuance of fractional shares is based on certain assumptions and estimates and present facts and circumstances, which could change prior to any proxy solicitation. Accordingly, the amount actually paid in lieu of fractional shares may differ from the amount set forth in this news release.





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http://www.prnewswire.com/comp/352775.html.